Exhibit 10.38

ASSET PURCHASE AGREEMENT

BY AND AMONG

LATTICE INCORPORATED,
as Purchaser and Issuer

AND

INNOVISIT LLC,
as Seller

DATED AS OF NOVEMBER 1, 2013

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of November 1, 2013 (this “Agreement”), is made by and among Lattice Incorporated, a Delaware corporation (“Lattice” or the “Buyer”) and Innovisit LLC, an Alabama limited liability company (herein “Innovisit” or “Seller”); and

WHEREAS, Lattice has approached Innovisit desiring to purchase substantially all the assets of Innovisit excluding the Excluded Assets (as defined herein); and

WHEREAS, Innovisit is willing to sell certain assets of Innovisit (other than the Excluded Assets as defined herein) to Lattice on the terms and conditions herein contained (“Transaction”); and

WHEREAS, Lattice desires to acquire the Acquired Assets (as defined herein) of Innovisit on the terms and conditions herein contained.

NOW, THEREFORE, for and in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

RECITALS, PURCHASE AND SALE

SECTION 1.1.     Incorporation of Recitals.  Each of the parties hereby agree that the recitals set forth above are true and correct and are hereby incorporated into the terms of this Agreement by this reference.

SECTION 1.2.     Closing.  The consummation and close of the acquisition of assets provided for herein (the “Closing”) shall occur no later than 10:00 a.m. (Montgomery, Alabama time) November 1, 2013 (the actual date of such consummation being herein referred to as the “Closing Date”), unless extended by the parties hereto by written amendment to this Agreement, and shall take place at the offices of Rushton, Stakely, Johnston & Garrett, P.A., in Montgomery, Alabama, or at such other place as the parties shall mutually agree.  The parties shall mutually agree to the actual date and time of the Closing Date.

SECTION 1.3.     Acquired Assets.  Subject to the terms and conditions herein contained, Innovisit hereby sells, assigns, transfers, conveys and delivers to Lattice, and Lattice shall purchase, acquire and accept,  free and clear of any Lien, claim, or encumbrance of whatever kind or character, the following assets and rights used in connection with its business but is not acquiring the Excluded Assets:

(a)           The equipment, furniture, supplies, computer hardware and other tangible personal property of Innovisit (the “Personal Property”) described on Schedule 1.3 (a) attached hereto.

(b)           The work-in-process and other inventory of Innovisit listed on Schedule 1.3(b) to be attached hereto by Sellers (the “Inventory”).

(c)           To the extent transferable and assignable under applicable law, and except for any Excluded Assets, all franchises, licenses, permits, consents authorizations, approvals, and certificates of any regulatory, administrative or other government agency or body relating to the Acquired Assets (the “Permits”) listed on Schedule 1.3(c) attached hereto;

(d)           The Intellectual Property (as defined herein) of Innovisit listed on Schedule 1.3(d) attached hereto;

(e)           The claims and rights under the contracts, agreements, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders ( the “Pending Sales Orders”), engagement letters, executory commitments, instruments, guaranties, indemnifications, arrangements, and understandings of Innovisit, whether oral or written, to which Innovisit is a party (whether or not legally bound thereby) (the “Contracts”), listed on Schedule 1.3 (e).

(f)           All causes of action, judgments and claims or demands against others of whatever kind or description except such causes of actions, judgments, claims or demands attributable to the Excluded Assets;

(g)           All books of account, records, customer lists, vendor lists, files, papers, records, promotional marketing and advertising materials, catalogs, brochures, forms, plans, manuals and handbooks relating to the conduct of the Business or otherwise relating to the conduct of the Business or otherwise relating to the Acquired Assets or usable in connection with the Business;

(h)           All goodwill (excluding any unamortized goodwill reflected on the financial statements of Innovisit); and

(i)           All of Innovisit's telephone numbers, including, without limitation, all local and toll free telephone numbers.

SECTION 1.4.     Purchase Consideration.   In exchange for the Acquired Assets and other consideration, Corporation shall pay the sum of $590,000 U.S. Dollars (“Purchase Price”), with such obligation to be evidenced by the Promissory Note in the form attached hereto as Exhibit “A” to be duly executed and delivered at Closing with principal only payments due and payable as follows: (i) $250,000 due on November 30, 2013  and (ii) equal installment payments of $60,000 on January 1, 2014, April 31, 2014, July 31, 2014, October 31, 2014 with a final payment of $100,000 on January 31, 2015.  The Parties hereto do hereby agree to allocate the Purchase Price among the assets in Acquired Assets in the manner set forth in Schedule 1.4 hereof.  Each party hereto shall report on their income tax returns the Purchase Price in accordance with such allocations and shall file with their respective income tax returns a Form 8594 allocating the Purchase Price in accordance with such allocation.  Lattice, as Buyer, shall secure the Note with the Acquired Assets and all proceeds and products, cash or non-cash arising or preceding therefrom and from the other collateral as described in and pursuant to the  Security Agreement and Control Agreements attached to this Agreement in its Exhibit “B” and “C”.

SECTION 1.5.     Excluded Assets.  Notwithstanding Section 1.3 hereof, Seller is not selling, and Buyer is not purchasing, (i) any cash on hand, cash on deposit and other liquid or marketable investments of Seller held in connection with the Business as of the Closing Date, (ii) any insurance policies owned by Seller, (iii) any accounts or notes receivable of Seller accrued in connection with the Business prior to November 1, 2013, (iv) the organizational documents, seals, minutes books and other documents and records relating to the existence and operation of Seller as a corporation; (v) the permits to be maintained by the Seller for the Excluded Assets and (vi) the other assets, rights, claims, contracts, properties and interests listed in Schedule 1.5 hereof; (collectively, items described in changes (i) through (vi) hereof are referred to as the “Excluded Assets”).

SECTION 1.6.     Assumed Liabilities.  At Closing, Lattice shall assume, pay, perform, fulfill and discharge, when due and payable in accordance with the terms and conditions of  their respective relevant governing agreements and instruments, the liabilities and obligations of Seller set forth on Schedule 1.6 attached hereto (individually, an “Assumed Liability” and, collectively the “Assumed Liabilities”) arising from and after the Closing Date, but only if Seller shall have paid, to the Closing Date, all amounts then due and owing on such Assumed Liabilities and otherwise be in compliance with all contract terms in the relevant governing agreements.  Except for the Assumed Liabilities, Buyer is not assuming, and shall not be in any way liable or responsible for any of Seller’s debts, liabilities or obligations of any nature, kind or amount, whether such debts, liabilities or obligations are fixed, contingent, liquidated or unliquidated, known or unknown.

SECTION 1.7.     Actions and Deliveries at the Closing.  At the Closing, (i) Seller will execute and deliver to Buyer the various certificates, resolutions, instruments, agreements and documents referred to in Section 4.1 hereof required to be executed or delivered, or both, by Seller and otherwise take, or cause to be taken, the actions required to be taken in Section 4.1 hereof, and (ii) Lattice will execute and deliver to Seller the various certificates, resolutions, instruments and documents referred to in Section 4.2 hereof required to be executed or delivered, or both, by Lattice and otherwise take, or cause to be taken, the actions required to be take in Section 4.2 hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in a Schedule, Innovisit represents and warrants to Lattice that all of the statements contained in this Article II are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date.  Each disclosure set forth in each Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement for convenience of reference only, and shall be deemed a qualification or exception to such section and any other section of the Schedule to which its applicability is reasonably apparent on the face of such disclosure regardless of whether or not such other section is specifically referenced.

SECTION 2.1.     Ownership of the Acquired Assets.  As of the date of this Agreement, Innovisit is the sole title and beneficial owner of the Acquired Assets and holds good and marketable title free and clear of all Liens (except Permitted Liens) and is the beneficial owner of such Acquired Assets (except as disclosed in the Schedules).

SECTION 2.2.     Power and Authority; Enforceability.  Innovisit has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents, have been duly authorized by all requisite member action of Innovisit.

SECTION 2.3.     Binding Agreement.  This Agreement and the other Transaction Documents to which Innovisit is a party have been duly executed and delivered to Lattice and constitutes the legal, valid and binding agreement of Innovisit, enforceable against Innovisit in accordance with its terms, except as enforceability may be limited except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

SECTION 2.4.     No Conflict; Required Filings or Consents.

(a) No Conflict.  Except as indicated on Schedule 2.4(a) hereto, the execution, delivery and performance of this Agreement and other Transaction Documents to which Innovisit is a party and to the consummation by Innovisit of the Transaction and compliance by Innovisit with the provisions of this Agreement, to Innovisit’s knowledge, will not conflict with, result in any violation, breach of or default under (with or without notice or lapse of time, or both), require any consent, waiver or approval under, give rise to any right of termination, cancellation or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (including intangible assets) of Innovisit or any restriction on the conduct of any of the businesses or operations of Innovisit under (i) any of the Organizational Documents of Innovisit, (ii) result in the imposition of a Lien on the Acquired Assets or (iii) any Contract to which Acquired Assets are bound or (iv) any Innovisit Permit or, subject to the governmental filings and other matters referred to in Section 2.4(a), any Law applicable to such Innovisit Parties or its properties or assets.

(b) Required Filings or Consents. Except as set forth in Schedule 2.4(b) or except as may otherwise be required by the status of Lattice, to Innovisit’s knowledge, no consent, approval, Order or authorization or permit of, action by, or in respect of, or registration, declaration or filing with, or notification to any Governmental Authority is required to be made, obtained, performed or given by or with respect to Innovisit in connection with the execution, delivery and performance of this Agreement by Innovisit or the consummation by Innovisit of the Transaction, except for such consents, approvals, Orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made, obtained, performed or given as have not had and would not reasonably be likely to have, individually or in the aggregate a material adverse effect on the ability of Innovisit to consummate the Transaction.

SECTION 2.5.     Representation by Counsel.  Innovisit, and Pritchett each: (i) have been represented by independent counsel (or each has had the opportunity to consult with independent counsel and has declined to do so); (ii) has had the full right and opportunity to consult with such attorney and other advisors and has availed himself, herself or itself of this right and opportunity; (iii) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to him by such counsel; (iv) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (v) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

SECTION 2.6.     Information Supplied.  To the Knowledge of Innovisit, none of the information supplied by or on behalf of Innovisit, and none of the information to be supplied in respect of Innovisit, in each case, specifically will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 2.7.     Sufficiency of Assets.

The Acquired Assets constitute all the rights, title, interests and other assets, tangible and intangible, relating to, used or held for use by Innovisit in the operation or conduct of the business of Innovisit, except for the Excluded Assets, and except for the Excluded Assets, to Innovisit’s Knowledge are sufficient for ownership and operation of the Business in substantially the same manner as it has been conducted prior to the date of this Agreement.

SECTION 2.8.    Contracts.

(a)  In respect to each Contract listed on Schedule 1.2(f) hereof, each Contract is in full force and effect and constitutes the valid and legally binding obligation of Innovisit enforceable against Innovisit in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity each of said Pending Sales Orders is valid, still pending, on time, and is not the subject of any cancellation and Sellers have no knowledge of any potential cancellation or reduction of any Pending Sales Order;

(b)   Neither Innovisit nor, to the Knowledge of Innovisit, the counterparty thereto is in material breach or default that presently would permit or give rise to a right of termination, modification or acceleration thereunder, except for breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

SECTION 2.9.     Intellectual Property.

(a)  Schedule 1.2(d) sets forth a true, correct and complete list of all Intellectual Property used by Innovisit in the Business except for any Excluded Assets. Innovisit owns all of the Intellectual Property used or held for use by Innovisit in connection with the Business, free and clear of any liens, mortgages, security interests, pledges, restrictions, defects of title or other claims, charges or encumbrances of any nature whatsoever, and no other person or entity has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property.  The Intellectual Property and Innovisit’s use thereof do not infringe upon or unlawfully or wrongfully violate any Intellectual Property right enforceable in the United States owned or claimed by any other person or entity, or otherwise use any material that defames, slanders, libels or violates any right of publicity, right of privacy or other proprietary right of any other person or entity, and Innovisit has not received notice of any claim or threatened claim to the contrary.  All rights of Innovisit in and to the Intellectual Property are fully valid and enforceable, and Innovisit has not received notice of any claim or threatened claim to the contrary.  To Innovisit’s Knowledge, the Intellectual Property is not being infringed upon or unlawfully or wrongfully used by any other person or entity.  Innovisit has not provided any other person or entity with notice of any claim or threatened claim to the contrary.  No present or former employee of Innovisit, and no other person, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property, or in any application therefor, which Innovisit owns, possesses, or uses in the Business as now or heretofore conducted.  Innovisit has taken all reasonable and appropriate steps to protect, maintain and defend its rights in and to the Intellectual Property and, where applicable, to preserve the confidentiality of the Intellectual Property.

(b)           The Intellectual Property includes  any and all rights (whether by ownership or license under the License Agreements) for processes, methods, devices, designs, software programs, modules, routines, data, text or graphic files, source or object codes and other components of the Acquired Assets and such operational elements include all written or electronic documentation applicable thereto.

SECTION 2.10.     Legal Compliance.  To the Knowledge of Innovisit, (a) Innovisit is in compliance in all material respects with all material Laws applicable to the Business or the Acquired Assets, and (b) neither Innovisit nor any manager, member of officer of Innovisit has received any written notice within the past twelve (12) months relating to violations or alleged violations or material defaults under any Decree or any Permit, in each case, with respect to the Business, where the failure to cure such noncompliance, violation or default would result in a Material Adverse Effect on the Business or the Acquired Assets.

SECTION 2.11.     Litigation.  As of the date of this Agreement, there is no Action pending or, to the Knowledge of Innovisit, threatened in writing before any Governmental Entity (i) brought by or against Innovisit or otherwise affecting the Business or the Acquired Assets and (ii) that, if adversely determined, would have a Material Adverse Effect on the Acquired Assets.

SECTION 2.12.    Permits.   Schedule 2.12 contains a list of all material Permits that Innovisit holds as of the date hereof in connection with the operations of the Business.  There is no Litigation pending, nor to the Knowledge of Innovisit, threatened in writing, that seeks the revocation, cancellation, suspension, failure to renew or adverse modification of any material Permits.  To the knowledge of Innovisit, all required filings with respect to the material Permits have been made and all required applications for renewal thereof have been filed.

SECTION 2.13.     Brokers’ Fees.  Innovisit has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the Transaction contemplated by this Agreement for which Lattice could become liable or obligated to pay.

SECTION 2.14.     Employees.   Except as set forth on Schedule 2.14 hereto, Innovisit is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement or arrangement with any collective bargaining agent.  No employee of Innovisit is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to Innovisit's Knowledge, threatened labor dispute involving Innovisit and any group of its employees.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LATTICE

Except as set forth in Lattice’s SEC Reports filed with the SEC prior to the date of this Agreement, Lattice represents and warrants to Innovisit that all of the statements contained in this Article III are true and correct as of the date of this Agreement, or if made as of a specified date, as of such date.

SECTION 3.1.   Organization and Qualification; Organizational Documents; Subsidiaries.

(a) Organization and Qualification.  Lattice and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither Lattice nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Lattice and each of the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Lattice and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on Lattice’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such corporate power and authority or qualification.

(b) Organizational Documents.  Lattice has delivered or made available to Innovisit prior to the execution of this Agreement, true, correct and complete copies of the Organizational Documents of Lattice, and each such instrument is in full force and effect.  Lattice is not in violation of its Organizational Documents.

SECTION 3.2.     Authorization; Enforcement.  Lattice has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by Lattice and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Lattice and no further action is required by Lattice, its board of directors or its stockholders in connection therewith.  Each Transaction Document has been (or upon delivery will have been) duly executed by Lattice and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Lattice enforceable against Lattice in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

SECTION 3.3.     No Conflicts.  The execution, delivery and performance of the Transaction Documents by Lattice and the consummation by Lattice of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Lattice’s or any Subsidiary’s Organizational Documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Lattice or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract, agreement, credit facility, debt or other instrument (evidencing a Lattice or Subsidiary debt or otherwise) or other understanding to which Lattice or any Subsidiary is a party or by which any property or asset of Lattice or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Lattice or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Lattice or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

SECTION 3.4.     Filings, Consent and Approvals.  Except as set forth in Schedule 3.4, Lattice is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by lattice of the Transaction Documents.

SECTION 3.5.     SEC Reports; Financial Statements.  Lattice has filed all reports, schedules, forms, statements and other documents required to be filed by Lattice under the Securities act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Lattice was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports” on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Lattice included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the period involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Lattice and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

SECTION 3.6.     Litigation.  Except as set forth in the SEC Reports, there is no action, suit, inquiry, notice of violation, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, arbitration, medication or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in Law or in equity pending or, to the Knowledge of Lattice, threatened against or affecting Lattice, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither Lattice nor any Subsidiary, nor, to the best of the Knowledge of Lattice, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.7.     Labor Relation.  No material labor dispute exists or, to the knowledge of Lattice, is imminent with respect to any of the employees of Lattice which could reasonably be expected to result in a Material Adverse Effect.  None of Lattice’s employees is a member of a union that relates to such employee’s relationship with Lattice, and neither Lattice nor any of its Subsidiaries is a party to a collective bargaining agreement, and Lattice and its Subsidiaries believe that their relationships with their employees are good.  No executive officer, to the knowledge of Lattice, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of Lattice, the continued employment of each such executive officer does not subject Lattice or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  To the knowledge of Lattice, Lattice and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.8.     Compliance.  Neither Lattice nor any Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Lattice or any Subsidiary under), nor has Lattice or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of Lattice, is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case could not have or reasonably be expected to result in a Material Adverse Effect.

SECTION 3.9.     Regulatory Permits.  Lattice possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as described in the SEC Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and Lattice has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

SECTION 3.10.     Title to Assets.  Lattice and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Lattice and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Lattice and the Subsidiaries, Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by Lattice and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which Lattice and the Subsidiaries are in compliance.

ARTICLE IV

CONDITIONS TO CLOSING

SECTION 4.1.     Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated herein are subject, at the option of Buyer, to satisfaction of the following conditions:

(a) Seller shall have complied with covenants and agreements contained herein, and the representations and warranties contained in Article II hereof shall be true and correct on the date hereof and as of the Closing;

(b) Buyer shall have received a certificate, dated the Closing Date, of an executive officer of Seller, certifying as to the matters specified in section 4.1(a) hereof.

(c) Seller shall have delivered to Buyer certified copies of resolutions duly adopted by members and managers of Seller authorizing and approving the execution, delivery and performance of this Agreement, including the Exhibits and  Schedules hereto, and the consummation of the transactions contemplated herein;

(d) Seller shall have executed and delivered to Buyer such bills of sale, title documents,  and other instruments of sale, transfer, conveyance, assignment and delivery covering the Assets or any part thereof, executed by Seller or other appropriate parties, as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to Buyer of the Acquired Assets;

(e) Buyer shall have received a fully executed Employment Agreement between Buyer and Pritchett in form and content satisfactory to Buyer and Pritchett;

(f) Seller shall have caused any and all mortgages, pledges, security interests and liens on the Acquired Assets to be released and shall have provided Buyer with documentary evidence to such effect in form and content satisfactory to Buyer;

(g) The parties shall have obtained all consents, authorizations, approvals and permits necessary for the consummation of the transactions contemplated herein, and all filings and all notices necessary to consummate the transactions contemplated herein shall have been made.

SECTION 4.2.     Conditions to Obligations of Seller.  The obligations of Seller  to consummate the transactions contemplated herein are subject, at the option of Seller, to satisfaction of the following conditions:

(a) Buyer shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article III hereof shall be true and correct on the date hereof and as of the Closing Date;

(b) Seller shall have received a certificate, dated the Closing Date, of an executive officer of Buyer certifying as to the matters specified in section 4.2(a) hereof;

(c) Buyer shall have delivered to Seller certified copies of resolutions duly adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

(d) Seller shall have received from Buyer the fully executed and delivered original of the Note described herein and a fully executed original of the Security Agreement and Control Agreement, all in form and content required by this Agreement;

(e) Buyer shall have  hired the employees; and

(f) Shall have delivered to Seller such other documents, instruments and certificates as may be reasonably requested by Seller.

ARTICLE V

COVENANTS FOLLOWING THE CLOSING DATE
AND ADDITIONAL UNDERTAKINGS

SECTION 5.1.     Seller Employees.  At or prior to the Closing, Buyer shall have employed all of the employees of Seller listed in Schedule 5.2 as this is an obligation of Buyer hereunder and a condition precedent to the performance of Seller’s obligations hereunder.

SECTION 5.2.     Waiver of Bulk Transfer Compliance.  To the extent permitted by Law, Buyer and Seller hereby waives any compliance with bulk sales laws and other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

SECTION 5.3.     Collection of Accounts Receivable.

(a)           The parties hereto agree that the accounts receivable of Seller as of the Closing Date are Excluded Assets and are not being purchased by Buyer hereunder.  For the time period provided hereunder and in the manner provided hereunder, Buyer agrees to reasonably cooperate with Seller to receive payments made on the accounts receivable of Seller.  The parties hereto do hereby further agree that customers and clients of the Business may, within the time periods stated below, have invoices from both Seller and Buyer for services rendered and products sold.  For any payments received by Buyer, which payment medium (whether by check, wire or other negotiable draft) references payment of a specific invoice or bill, the parties hereto agree that such payment shall be credited against such specific invoice or billing to the benefit of the party who issued such invoice or billing.  In the event a payment is received by Buyer from a customer or client without any specific reference or direction to apply the payment to any specific invoice or bill, and both parties have invoices or bills outstanding with such customers or clients, then said payment shall be treated as a payment in the manner set forth in subsection 5.3(b) below.  If a payment is received by Buyer from a customer or client of the Business for which Buyer has no outstanding invoice, then Buyer shall contact Seller and, upon proof satisfactory to Buyer that Seller has outstanding invoices or bills to said customer, said payment shall be remitted to Seller and shall be applied to the oldest outstanding invoice first and then the next oldest and so on until such payment is applied completely.

(b)           For any payment received within sixty (60) days after the Closing Date from a customer or client of the Business who has invoices or bills from both Buyer and Seller, then the payment shall be applied towards accounts receivable of that customer or client accrued within one hundred fifty (150) days prior to November 1, 2013, commencing with the oldest invoice or bill first within said 150 day period and then, to the extent of any remaining balance after application to said oldest invoice or bill, to the next oldest invoice within that 150 day period and so on until applied through the current invoice or bill (whether Seller’s or Buyer’s invoice or bill), and, to the extent of any remaining balance after application to the current invoice or bill, said payment shall be applied to any account receivable of Seller for that customer or client that was accrued more than one hundred fifty (150) days prior to November 1, 2013.  For any payment received more than sixty (60) days after the Closing Date from a customer or client of the Business, then the payment shall be applied towards accounts receivable of that customer or client accrued within ninety (90) days prior to November 1, 2013, commencing with the oldest invoice or bill first within said 90 day period and then, to the extent of any remaining balance after application to said oldest invoice or bill, to the next oldest invoice within that 90 day period and so on until applied through the current invoice or bill, and, to the extent of any remaining balance after application to the current invoice or bill, said payment shall be applied to any account receivable of Seller for that customer or client that was accrued more than ninety (90) days prior to November 1, 2013.

               (c)       The manner and method of payment to Seller by Buyer for payments received and applied towards Seller’s accounts receivable shall be made in accordance with the provisions of this subsection.  At closing, Seller shall provide to Buyer a listing of all accounts receivable listing customer number of invoice, date of invoice, and amount.  Within ten (10) days after the end of each calendar month, commencing with November 2013, Buyer shall provide to Seller a listing of all payments received from customers or clients who have any accounts receivable owed to Seller as of the Closing Date, together with a schedule showing the proposed application (based on the foregoing rules set forth in subsection 5.3(b) above) of the amounts credited to those accounts receivable.  Seller shall have a ten (10) day period after receipt of said listing and schedule to discuss the same with Buyer.  If Buyer and Seller are in agreement as to the application of said payments within said 10-day period for Seller to discuss the same with Buyer, Buyer shall remit within five (5) calendar days after agreement the amounts so agreed upon to be remitted to Seller.  In the event Buyer and Seller are unable to agree upon the application of the payments to Seller’s accounts receivable, then the President of Buyer and the President of Seller shall meet to resolve the disputes, with such determination to be final and conclusive on each of the parties hereto.

ARTICLE VI

INDEMNITY

SECTION 6.1.     Survival of Representations, Warranties, Covenants and Obligations.  All representations, warranties, covenants and obligations in this Agreement shall survive the closing for a period of twelve (12) months. A claim for indemnification relating to the representations and warranties or breach of covenants obligations (except for a claim under the Note, which shall survive until the applicable statute of limitations period expires thereon) in this Agreement may be made at any time prior to the first anniversary of the Closing Date (the “Survival Termination Date”).
SECTION 6.2.     Innovisit Agreement to Indemnify. Subject to the limitations contained in Sections 6.1, 6.3 and 6.7, upon the terms and subject to the conditions of this Article IV,  Innovisit will severally indemnify, defend and hold harmless Lattice and its officers, directors, employees, and agents (collectively, the “Corporation Indemnified Parties”) at any time, from and against, and shall reimburse such persons for, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, diminution of value, costs and expenses, including, taxes, interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Damages”) asserted against, relating to, imposed upon or incurred by Lattice or any Corporation Indemnified Parties arising from or in connection with: (i) a breach of any representation of Innovisit contained in this Agreement, or (ii) the breach of any agreement or covenant of Innovisit contained in this Agreement (collectively, the matters in clauses (i) and (ii), “Corporation Claims”).

SECTION 6.3.     Lattice’s Agreement to Indemnify.  Upon the terms and subject to the conditions of this Article, Lattice will indemnify, defend and hold harmless Innovisit and its Affiliates, (the “Innovisit Indemnified Parties”) at any time after the Closing, from and against, and shall reimburse such persons for, any and all Damages asserted against, relating to, imposed upon or incurred by the Innovisit Indemnified Parties or any of them arising from or in connection with: (i) a breach of any representation of Lattice contained in or made pursuant to this Agreement, or (ii) the breach of any agreement or covenant of Lattice contained in this Agreement or in the Transaction Documents (unless the breach resulted from an action of an Innovisit Indemnified Party).

SECTION 6.4.     Claim Procedures. If a Person is entitled to indemnification under this Article VI (the “Indemnified Party”), such party may make claim under this Article VI (a “Claim”) by delivering to the party required to provide indemnification hereunder (the “Indemnifying Party”) written notice of such claim (the “Claims Notice”). The Claims Notice shall state the nature and basis of such Claim or action, to the extent known, and the amount in dispute under such claim or action, if known at such time. The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is received by the Indemnifying Party. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Claim described in the related Claims Notice. If the Indemnifying Party elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or by written notice to the Indemnified Party, then the amount of Damages, to the extent known at the time, set forth in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall pay within thirty (30) days after the last day of the applicable Response Period the amount of Damages due pursuant to this Article VI. If the Indemnifying Party delivers a Claim Response not relating to a Third-Party Claim within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Indemnifying Party and the Indemnified Party shall promptly meet and act in good faith to settle the dispute before otherwise seeking to enforce their respective rights under this Article VI.

SECTION 6.5.     Third-Party Claim

(a) In the event any claim for indemnification under this Article VI is based on a claim asserted by a third party (i.e., a Person other than a party hereto or its Affiliates, or agents) (a “Third-Party Claim”), the party seeking indemnification shall give prompt written notice to such other party of the Third-Party Claim, which notice shall specify in reasonable detail the basis of such claim and the facts pertaining thereto, and indicating the best estimate of the amount to the extent determinable or estimable as of such notice date of the Damages that has been requested by the Indemnified Party; provided that the failure to so notify any Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such Indemnifying Party.

(b) In the event of any Third-Party Claim, the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice to assume and conduct the defense of the underlying Third-Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of the defense, which, notwithstanding the foregoing, shall be borne by the Indemnifying Party). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of any Third-Party Claim and shall pay the reasonable fees and out-of-pocket expenses of separate counsel retained by all such Indemnified Parties with respect to such Third-Party Claim if: (i) the Indemnifying Party does not conduct the defense of the Third-Party Claim with reasonable diligence; or (ii) the Third-Party Claim seeks non-monetary, equitable or injunctive relief, (ii) alleges violations of criminal law, or (iii) includes as the named parties in any such Third-Party Claim both an Indemnified Party and an Indemnifying Party, and either a defense is available to an Indemnified Party that is not available to an Indemnifying Party or applicable ethical guidelines provide that, in either case, it would be inappropriate to have the same counsel represent both parties. If the Indemnifying Party has assumed such defense as provided in this Section 4.5(b), the Indemnifying Party will not be liable for any attorney’s fees and legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim. If the Indemnifying Party does not assume the defense of any Third-Party Claim in accordance with this Section 4.5(b), the Indemnified Party may continue to defend such claim at the reasonable cost of the Indemnifying Party, which Indemnifying Party shall pay as expenses are incurred, and the Indemnifying Party may still participate in, but not control, the defense of such Third-Party Claim at the Indemnifying Party’s sole cost and expense.

SECTION 6.6.     Settlement.

(a) If the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 6.5(b), or is not entitled to do so, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(b) If the Indemnifying Party assumes and conducts the defense of the Third-Party Claim in accordance with Section 6.5(b), the Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim that: (A) involves any action or admission by the Indemnified Party other than the payment of money (which is paid in full by the Indemnifying Party), or (B) provides for injunctive or other non-monetary relief against the Indemnified Party, or (C) does not grant an unconditional release of the Indemnified Party from all liability with respect to such Third-Party Claim.

(c) In any Third-Party Claim, the party responsible for the defense of such claim shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, all settlement negotiations and offers. The Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party and its representatives all books and records of the Indemnified Party relating to such Third-Party Claim and shall cooperate with the Indemnifying Party in the defense of the Third-Party Claim, including by making available personnel as witnesses in connection with any action.

SECTION 6.7.     Exclusive Remedy. The provisions for indemnification set forth in this Article VI are the exclusive remedies for damages caused as a result of breaches of the representations, warranties and covenants contained in this Agreement, it being understood that the remedies of injunction and specific performance shall remain available to the parties hereto. In this regard, the parties hereto waive and relinquish any and all other remedies for damages to the extent such claim is based upon breaches of the representations, warranties and covenants contained in this Agreement. Subject to the limitations and conditions hereinabove set forth, (i) an Indemnifying Party under this Article V shall not be liable for any duplicative damages, or punitive or exemplary damages with respect to any indemnity claim; provided, however, that such limitation shall not apply to the extent awarded to a third party in a Third-Party Claim and required to be paid by the Indemnified Party, and (ii) each Indemnified Party shall be expressly precluded from making any indemnification claim based on (x) diminution of value, to the extent arising from special or unique circumstances relating to the Indemnified Party that were not reasonably foreseeable as of the date of this Agreement, or (y) consequential damages.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.1  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to Lattice, to:

Lattice, Inc.
7150 N. Park Drive
Suite 500
Pennsauken, New Jersey 08109
Attention: Joseph Noto, CFO

with copies (which shall not constitute notice hereunder) to:

Becker Meisel LLC
220 Lake Drive East, Suite 102
Cherry Hill, NJ 08002
Fax No: (856) 779-8716
Attention: Timothy J. Szuhaj, Esq.

(b) if to the Innovisit Parties, to:

Innovisit LLC
Attention:  Scott Pritchett
5415 Lamco Street
Montgomery, Alabama 36117

with copies (which shall not constitute notice hereunder) to:
Rushton, Stakely, Johnston & Garrett, P.A.
184 Commerce Street
Montgomery, Alabama 36104
Fax No: (334) 481-0824
Attention:  Christopher S. Simmons, Esq.

SECTION 7.2     Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Action” means any action, suit, inquiry, notice of violation, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, arbitration, mediation or other proceeding, whether civil, criminal, administrative or otherwise, in Law or in equity pending or threatened against or affecting a Person or any of their subsidiaries, properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, however, that for the purposes of this Agreement Lattice shall be deemed not to be an Affiliate of any of the Innovisit Parties.

“Business” means the business activities of Innovisit as it has been conducted and disclosed to Lattice.

“Contract” means any binding agreement, arrangement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license or sublicense, whether written or oral.

“Disclosure Schedule” or “Schedules” means the Schedule attached to this Agreement.

 “Governmental Authority” means any United States federal, state, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Indebtedness” means, with respect to any Person, without duplication, any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities that would be reflected as current liabilities on a balance sheet prepared in accordance with GAAP arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any reimbursement, payment or similar obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) interest rate swap agreements and (h) any binding obligation of such Person (or its Subsidiaries) to guarantee any of the types of payments described in the foregoing clauses on behalf of any other Person.

“Knowledge” means (a) with respect to Innovisit Parties, the actual knowledge of Scott Pritchett and (b) with respect to Lattice, the actual knowledge of Paul Burgess and Joseph Noto. For the purposes of Section 2.4, Knowledge with respect to Pritchett will mean actual knowledge after due inquiry.

“Law” means any statute or law (including common law), constitution, code, ordinance, rule, or regulation and any Order.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, proxy, power of attorney, voting trust or agreement, or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of a Person and its subsidiaries, taken as a whole.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation and by-laws or similar organizational documents of such Person, as amended and currently in effect.

“Permit” means, with respect to any Innovisit Parties, all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, approvals and clearances of all Governmental Authorities and third Persons which are required for such Innovisit Parties to own, lease, and operate its properties and other assets and to carry on its businesses as they are now being conducted.

“Permitted Liens” means any Liens (i) created by the Organizational Documents of Innovisit, (ii) applicable state and federal securities Laws or (iii) listed in Schedule ___.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than fifty percent (50%) of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, limited liability company, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.

“Transaction Documents” means this Agreement (including all Schedules and Exhibits hereto), the Note, the Security Agreement, the Control Agreement, the Disclosure Schedules and all other agreements, certificates, instruments, documents and writings executed and delivered by Lattice or Innovisit in connection with the Transaction.

SECTION 7.3     Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States for the payment of public and private debts.

(h) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(i) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(j) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.

(k) The parties have participated jointly in the negotiation and drafting of this Agreement (including the Innovisit Parties Disclosure Schedules and Exhibits hereto). In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(l) Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and shall also be deemed to include all rules and regulations promulgated thereunder, and references to all attachments thereto and instruments incorporated therein.

SECTION 7.4     Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

SECTION 7.5     Entire Agreement; Third-Party Beneficiaries.  This Agreement and the other Transaction Documents (including the Confidentiality Agreement and the documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 7.6     Governing Law.  This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the Laws of another jurisdiction would be required thereby.

SECTION 7.7     Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party hereto. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 7.8     Effect of Disclosure. The disclosure of any matter in the Innovisit Parties Disclosure Schedule shall expressly not be deemed to constitute an admission by Innovisit Parties or Lattice, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

SECTION 7.9     Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

SECTION 7.10     Waiver and Amendment; Remedies Cumulative.  Subject to applicable Law, (a) any provision of this Agreement or any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the parties here may be extended at any time prior to Closing. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 7.12 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject to applicable Law, any of the provisions of this Agreement may be amended at any time by the mutual written agreement of Lattice and the Innovisit Parties. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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IN WITNESS WHEREOF, Lattice and Innovisit have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, or individually, all as of the date first written above.

“LATTICE” OR “BUYER”:

LATTICE INCORPORATED

By:	/s/ Paul Burgess
Name: Paul Burgess
Title: President

“SELLER”:

INNOVISIT, LLC.

By:	Icotech, Inc. Its Sole Member

By:	/s/ Scott Pritchett
Name: Scott Pritchett
Title: President

[Signature Page to Asset Purchase Agreement]